EXHIBIT 10.2 AMERICAS 133071265 v1 FORM OF OMNIBUS AMENDMENT TO NEWMONT CORPORATION 2020 STOCK INCENTIVE COMPENSATION PLAN GLOBAL DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENTS This Omnibus Amendment (“Amendment”), dated as of [___________], amends certain terms and conditions of those certain stock incentive plan award agreements governing the terms of director restricted stock units, by and between Newmont Corporation, a Delaware corporation (the “Company”), and [current and former] members of the Board of Directors of the Company (such agreements, the “Global Director Restricted Stock Unit Award Agreements” and such members, the “Directors”) under the Newmont Corporation 2020 Stock Incentive Compensation Plan (such plan, the “2020 Plan” ). Terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Plan and in the specified award agreement. RECITALS WHEREAS, the Committee is empowered pursuant to Section 15(b) of the Plan to amend, without Participant consent, the terms of any award previously granted under the applicable Plan if such amendment does not materially impair the Participant’s rights under the existing terms of the award and is not otherwise inconsistent with any provision of the Plan; and WHEREAS, the Committee has approved an amendment to each outstanding Global Director Restricted Stock Unit Award Agreement, between the Company and the Directors to allow for such awards to be transferred or assigned to certain family members or trusts as described herein. NOW THEREFORE, the following terms and conditions apply to all currently outstanding Global Director Restricted Stock Unit Award Agreements made by the Directors: AMENDMENT Amendment to Award Agreements 1. Each of the Global Director Restricted Stock Unit Award Agreements outstanding and made by the Directors is hereby amended to add the following to the end of Section 7(g): Notwithstanding the foregoing and Section 12(b) of the Plan, the Director may transfer or assign all or any portion of the DSU to any member of the Director’s immediate family or lineal descendants, to trusts or family limited partnerships for the benefit of the Director or his immediate family or lineal descendants, in each case, for bona fide estate planning purposes and pursuant to an exemption from the registration requirements of the Securities Act, and subject to approval by the Company; provided, however, that the Director retains the sole and exclusive right to vote and dispose of any shares of Common Stock transferred to such family member or trust. Any purported transfer in violation of this Section 7(g) or Section 12(b) of the Plan shall be null and void and shall have no force or effect. 2 Miscellaneous 1. Continuing Effect. Except as specifically provided herein, the Global Director Restricted Stock Unit Award Agreements amended by this Amendment shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects. 2. No Waiver. This Amendment is limited as specified and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, acceptance or waiver of any provision of any of the Global Director Restricted Stock Unit Award Agreements except as specifically set forth herein. 3. Binding Effect. This Amendment shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under any Director. 4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.